Exhibit 99.1

Ligand Pharmaceuticals Announces Second Quarter Results

Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO--(BUSINESS WIRE)--August 5, 2010--Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today announced financial results for the three and six months ended June 30, 2010 and provided an update on key programs.

“Ligand’s second quarter results continued the trend of significantly cutting costs while building our asset base,” said John L. Higgins, President and Chief Executive Officer of Ligand. “We are encouraged by the meaningful progress in internal and partnership activities during the past several months that included the acquisition of milestone and royalty interest in the AstraZeneca IL-9 program, the approval of Revolade® (PROMACTA) in Europe, the approval of Viviant in Japan and the receipt of a $6.5 million milestone payment from Roche. Ligand remains committed to growing our business as we advance toward profitability.”

Second Quarter Results

Total revenues from continuing operations for the three months ended June 30, 2010 were $5.8 million, compared with $7.6 million for the same period in 2009.

Operating costs and expenses from continuing operations in the second quarter of 2010 were $9.9 million, compared with $12.7 million in the second quarter of 2009. Research and development expenses decreased by $2.9 million compared with the second quarter of 2009, primarily due to lower headcount-related costs. General and administrative expenses increased by $0.5 million compared with the second quarter of 2009, primarily due to acquisition-related costs, partially offset by lower facilities costs and lower headcount. Additionally, other income increased by $3.8 million for the three months ended June 30, 2010 compared with the second quarter of 2009, primarily due to a $3.7 million decrease in liability for contingent value rights associated with the Metabasis acquisition, which are marked-to-market at each reporting period.

The net loss in the second quarter of 2010 was $0.3 million, or $0.00 per share, compared with a net loss of $1.7 million, or $0.01 per share, in the second quarter of 2009. The loss from continuing operations in the second quarter of 2010 was $0.3 million, or $0.00 per share, compared with a loss from continuing operations of $4.5 million, or $0.04 per share, in the second quarter of 2009. Income from discontinued operations in the second quarter of 2010 was $7,000, or $0.00 per share, compared with income from discontinued operations of $2.8 million, or $0.03 per share, in the second quarter of 2009.

As of June 30, 2010, Ligand had cash, cash equivalents, short-term investments and restricted investments of $33.6 million.

Year-to-Date Results

Total revenues for the six months ended June 30, 2010 were $11.8 million, compared with $17.1 million for the first six months of 2009. Operating costs and expenses for the first six months of 2010 were $20.3 million, compared with $30.0 for the first six months of 2009.

The net loss for the first six months of 2010 was $3.0 million, or $0.03 per share, compared with a net loss of $6.8 million, or $0.06 per share, for the first six months of 2009.

Second Quarter and Recent Highlights

  July 2010, Viviant was approved in Japan for the treatment of postmenopausal osteoporosis.
  July 2010, Almirall signed a co-promotion agreement with Pfizer to commercialize Conbriza (Viviant) in Spain.
  July 2010, Ligand launched a new Corporate Web site, www.ligand.com.
  July 2010, Ligand entered an asset purchase agreement with Wyeth (a subsidiary of Pfizer) for a JAK-3 research collaboration for a total of $3 million. This effectively terminates an original collaboration that was an early-stage drug discovery effort that originated at Pharmacopeia. In addition to Ligand collecting $3 million, the asset sale will permit Ligand to eliminate annual R&D costs associated with the program while retaining rights to develop selected compounds for topical and non-human uses.
  May 2010, Milestone and royalty interest acquired in the AstraZeneca IL-9 program for asthma.
  April 2010, Phase I/II PROMACTA® study was initiated in acute myelogenous leukemia (AML).
  April 2010, $6.5 million milestone payment was earned from Roche as a result of Roche progressing RG7348 into a Phase I clinical trial for the treatment of hepatitis C viral (HCV) infection.
  April 2010, First-in-Human Phase I data on Ligand’s lead SARM molecule LGD-4033 was presented at the International Congress of Endocrinology. Completion and data for the Phase Ib multiple ascending dose trial is targeted by the end of the year.
  April 2010, Revolade (PROMACTA) was launched in a number of major markets such as Germany, Sweden and the United Kingdom

Upcoming Events

Ligand plans to present at the following investment conferences:

  BMO Capital Markets 10th Annual Focus on Healthcare Conference, New York, August 5 at 3:30 p.m. Eastern time (12:30 p.m. Pacific time).
  Stifel Nicolaus 2010 Healthcare Conference, Boston, September 17 at 8:00 a.m. Eastern time (5:00 a.m. Pacific time).

Operating Forecast and Financial Outlook

Affirming its 2010 forecast, Ligand expects total revenues to be approximately $25 million and total operating expenses from continuing operations to be approximately $30 million. Additionally, the Company expects to finish 2010 with more than $30 million in cash and investments.

Ligand also affirmed its previously announced preliminary financial guidance for 2011. The Company expects operating expenses for 2011 to be in the range of $15 million to $18 million, which is approximately one-half of its expected operating expenses for 2010. The significant reduction in projected operating expenses is primarily due to eliminating non-recurring costs for terminated, early stage research collaborations and continued savings from the Company's restructuring initiated in 2007.

Conference Call

Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until August 5, 2010 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. The account number is 361 and the passcode is 353874. Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer's disease, inflammatory diseases, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand's proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world's largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline (GSK), Merck, Pfizer, Roche, Bristol-Myers Squibb and Cephalon, and more than 30 programs are in various stages of development by its partners.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not receive expected royalties on AVINZA® from King Pharmaceuticals, PROMACTA from GSK or any other partnered products or from research and development milestones we may not be able to timely or successfully advance any product(s) in Ligand’s pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2010 or 2011, and the intended benefits from our proposed reverse stock split and the anticipated closure of our operations at our Cranbury, New Jersey facility, that Ligand will deliver strong cash flow over the long term, that Ligand’s 2010 revenues will be driven by royalty payments related to AVINZA and PROMACTA sales, that or 2011 results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval in 2010 or later, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s periodic public filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Royalties	$1,601	$2,006	$3,563	$4,736
Collaborative research and development and other revenues	4,237	5,588	8,233	12,328
Total revenues	5,838	7,594	11,796	17,064
Operating costs and expenses:
Research and development	6,602	9,470	13,963	19,824
General and administrative	3,290	2,831	6,338	9,755
Write-off of acquired in-process research and development	—	441	—	441
Total operating costs and expenses	9,892	12,742	20,301	30,020
Accretion of deferred gain on sale leaseback	426	491	851	982
Loss from operations	(3,628)	(4,657)	(7,654)	(11,974)

Other income (expense), net	3,963	181	5,273	17
Income tax benefit (expense)	(625)	—	(899)	—
Loss from continuing operations	(290)	(4,476)	(3,280)	(11,957)
Discontinued operations, net of taxes	7	2,808	246	5,173

Net loss	$(283)	$(1,668)	$(3,034)	$(6,784)
Basic and diluted per share amounts:
Loss from continuing operations	$0.00	$(0.04)	$(0.03)	$(0.11)
Discontinued operations	0.00	0.03	0.00	0.05
Net income (loss)	$0.00	$(0.01)	$(0.03)	$(0.06)
Weighted average number of common Shares	117,652,112	113,147,714	117,574,704	113,132,893

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2010	December 31, 2009
Assets	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$32,195	$53,232
Accounts receivable, net	—	618
Other current assets	1,430	4,534
Current portion of co-promote termination asset	9,777	9,782
Total current assets	43,402	68,166

Restricted cash and investments	1,341	1,462
Property and equipment, net	7,073	8,522
Goodwill and other identifiable intangible assets	15,833	2,515
Long-term portion of co-promote termination asset	29,386	30,993
Other assets	30,562	30,149
	$127,597	$141,807

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$29,456	$35,699
Current portion of deferred gain	1,702	1,702
Current portion of co-promote termination liability	9,777	9,782
Current portion of deferred revenue	2,663	4,989
Total current liabilities	43,598	52,172
Long-term portion of co-promote termination liability	29,386	30,993
Long-term portion of deferred revenue	2,546	3,495
Long-term portion of deferred gain	851	1,702
Other long-term liabilities	40,216	41,357
Total liabilities	116,597	129,719
Common stock subject to conditional redemption	8,344	8,344
Stockholders' equity	2,656	3,744
	$127,597	$141,807

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
858-550-7896
or
Lippert/Heilshorn & Associates
Don Markley
310-691-7100
dmarkley@lhai.com